UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Kaspien Holdings Inc.
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KASPIEN HOLDINGS INC.
2818 N. Sullivan Road, Suite 130
Spokane Valley, WA 99216
855-300-2710
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date and Time	Wednesday, June 23, 2021, at 10:00 A.M., Pacific Time
Place
Our meeting will be held online via live webcast. You can access the meeting via the internet at www.meetingcenter.io/271014112. To access the virtual meeting, please have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you visit the website. The password for this virtual meeting is KSPN2021.

Items of Business	(1)	To elect three Directors to serve one year terms and until their successors are chosen and qualified;
	(2)	To ratify the appointment of Fruci & Associates II, PLLC as our independent registered public accounting firm for the fiscal year ending January 29, 2022; and
	(3)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Record Date
Shareholders of record as of May 18, 2021 are eligible to vote. A complete list of these shareholders will be available at our corporate offices at 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216 during regular business hours for ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting on the virtual meeting website. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

Proxy Voting
We are furnishing proxy materials to shareholders primarily over the internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the Annual Meeting and conserves natural resources. On or about June 1, 2021, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and Annual Report on Form 10-K for the fiscal year ended January 30, 2021 (“Annual Report”). This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. We also include in the Notice instructions on how you can request a paper copy of the proxy materials.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your vote via the internet, telephone or mail as soon as possible.
By order of the Board of Directors,

Edwin J. Sapienza, Secretary
June 1, 2021

KASPIEN HOLDINGS INC.
2818 N. Sullivan Road
Suite 130
Spokane, WA 99216
855-300-2710
PROXY MATERIALS
This Proxy Statement is furnished to the shareholders of Kaspien Holdings Inc., a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 23, 2021 (the “Annual Meeting”), and any adjournment or adjournments thereof.
We are furnishing proxy materials to shareholders primarily over the internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the Annual Meeting and conserves natural resources. On or about June 1, 2021, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and Annual Report on Form 10-K for the fiscal year ended January 30, 2021 (“Annual Report”). This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. We also include in the Notice instructions on how you can request a paper copy of the proxy materials.
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to our shareholders. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholders who object to or wish to begin householding may notify Edwin J. Sapienza, Secretary, Kaspien Holdings Inc., 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216.
MEETING DETAILS
Our meeting will be held online via live webcast at www.meetingcenter.io/271014112. To access the virtual meeting, please have your Notice or proxy card in hand when you visit the website. The password for this virtual meeting is – KSPN2021. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the record date, May 18, 2021, or if you hold a valid proxy for the Annual Meeting.
The online meeting will begin promptly at 10:00 a.m., Pacific Time on June 23, 2021. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the Notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 22, 2021.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:
Computershare
Kaspien Holdings Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
VOTING SECURITIES
The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 18, 2021, the record date, 2,478,752 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Annual Meeting. A complete list of these shareholders will be available at our corporate offices at 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216 during regular business hours for ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting on the virtual meeting website. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
QUORUM AND TABULATION OF VOTES
The Bylaws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Computershare appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to a proxy to vote on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial shareholder does not vote on a particular proposal because it has not received instructions from the beneficial shareholder and the bank or broker does not have, or chooses not to exercise, discretionary voting power for that particular item.
If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee may vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals without a voting registration card, brokers cannot vote on “non-routine” proposals. Under these rules, Item 1 is a “non-routine” proposal and Item 2 is considered a “routine” proposal. We are subject to these rules even though shares of our common stock are traded on the NASDAQ Capital Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will not be counted for determining the outcome of those proposals. Shares for which broker non-votes occur are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.
Pursuant to the Company’s Bylaws, election of the nominees set forth under Item 1will be determined by the affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy on the proposal. Item 2 will be determined by the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy on the proposal.
If any other matters shall properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting and shall be voted on, properly executed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise use their judgment.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting via the internet. However, if you hold any shares of Common Stock in “street name” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.
The Company will pay the costs of soliciting, preparing, printing and mailing the Notice and any proxy materials and Annual Reports that are requested by shareholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but will also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.
PRINCIPAL SHAREHOLDERS
The only persons known to the Board to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 18, 2021, are indicated below:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Robert J. Higgins TWMC Trust 38 Corporate Circle Albany, New York 12203	713,986(1)	28.7%
Neil S. Subin 3300 South Dixie Highway, Suite 1-365 West Palm Beach, 33405	427,292(2)	17.2%
(1)
Based on Form 5, filed February 21, 2017, by The Robert J Higgins TWMC Trust. This excludes shares beneficially owned by RJHDC, LLC, an affiliate of The Robert J Higgins TWMC Trust, because The Robert J Higgins TWMC Trust disclaims the existence of, and membership in, a “group” under Section 13(d)(3) that may arise as a result of the Higgins Family’s interest in both entities. The Robert J Higgins TWMC Trust disclaims beneficial ownership of any shares owned by RJHDC, LLC other than to the extent the Higgins Family may have a pecuniary interest therein.

(2)
Based on Schedule 13D, filed April 9, 2020, on behalf of (i) Neil S. Subin (“Mr. Subin”); (ii) MILFAM LLC; (iii) Alimco Financial Corporation (“Alimco”); (iv) Alimco Re Ltd., a wholly-owned subsidiary of Alimco (“Alimco Re”); (v) Jonathan Marcus (“Mr. Marcus”); (vi) AMIL Of Ohio, LLC; (vii) Catherine C. Miller Irrevocable Trust dtd 3/26/91; (viii) Catherine C Miller Trust A-2; (ix) Catherine C Miller Trust A-3; (x) Catherine Miller Trust C; (xi) Kimberly S. Miller GST Trust dtd 12/17/1992; (xii) LIMFAM LLC; (xiii) Lloyd I. Miller Trust A-1; (xiv) Lloyd I. Miller, III Trust A-4; (xv) Lloyd I. Miller, III Irrevocable Trust dtd 12/31/91; (xvi) Lloyd I. Miller, III Revocable Trust dtd 01/07/97; (xvii) MILFAM I L.P.; (xviii) MILFAM II L.P.; (xix) MILFAM III LLC; and (xx) Susan F. Miller (such persons, trusts and entities named in items (i) through (xx), collectively, the “Reporting Persons”), and issuance of 127,208 shares of common stock of the Company upon exercise of warrants subsequent to filing of the Schedule 13D.

The Schedule 13D reported beneficial ownerships of the Reporting Persons following a transaction between Alimco Re, the Company and certain other parties in which, inter alia, (i) Alimco Re made a loan to a subsidiary of the Company, (ii) Alimco Re and certain other lenders received a warrant to purchase shares of Common Stock of the Company, and (iii) the Reporting Persons (other than Mr. Subin, MILFAM LLC, Alimco, and Mr. Marcus), and the Other Group Members entered into the voting agreement. Each of the loan, the warrants and the voting agreement are described in “Related Party Transactions”.
As a result of the provisions of the voting agreement, the Reporting Persons are members of a group (the “Group”) that also includes the Robert J. Higgins TWMC Trust; RJHDC, LLC; Mr. Thomas C. Simpson; Kick-Start I, LLC; Kick-Start III, LLC; and Kick-Start IV, LLC (such members of the group other than the Reporting Persons, the “Other Group Members”).
Some of the positions were previously reported on a Schedule 13G filed by Mr. Subin on December 31, 2018 with respect to securities held by certain entities owned by or trusts for the benefit of the family of the late Mr. Lloyd I. Miller, III (the “Miller Family”) and other entities (such entities and trusts, the “Miller Entities”) and a Schedule 13G filed by Alimco on February 13, 2019. Certain of the Miller Entities hold approximately 85% of the outstanding shares of common stock of Alimco. The Reporting Persons respectively disclaim the existence of, and membership in, a “group” under Section 13(d)(3) that may arise as a result of the Miller Entities’ interests in Alimco. The Reporting Persons disclaim beneficial ownership of any shares other than to the extent he, she or it may have a pecuniary interest therein.
The amount set forth represents the following shares of common stock with shared dispositive power: (i) 1,750 shares of common stock owned by AMIL of Ohio, LLC; (ii) 300 shares of common stock owned by Catherine C. Miller Irrevocable Trust DTD 3/26/91;

(iii) 200 shares of common stock owned by Catherine C. Miller Trust A-2; (iv) 5,639 shares of common stock owned by Catherine C. Miller Trust A-3; (v) 22,448 shares of common stock owned by Catherine Miller Trust C; (vi) 300 shares of common stock owned by Kimberly S. Miller GST Trust DTD 12/17/1992; (vii) 26,105 shares of common stock owned by LIMFAM LLC; (viii) 1,359 shares of common stock owned by Lloyd I. Miller Trust A-1; (ix) 51,371 shares of common stock owned by Lloyd I. Miller, III Trust A-4; (x) 300 shares of common stock owned by Lloyd I. Miller, III Irrevocable Trust DTD 12/31/91; (xi) 59,490 shares of common stock owned by Lloyd I. Miller, III Revocable Trust DTD 01/07/97; (xii) 3,128 shares of common stock owned by MILFAM I L.P.; (xiii) 123,619 shares of common stock owned by MILFAM II L.P.; (xiv) 2,274 shares of common stock owned by MILFAM III LLC; and (xv) 1,801 shares of common stock owned by Susan F. Miller. Mr. Subin is the President and Manager of MILFAM LLC, which serves as manager, general partner, or investment advisor of a number of the foregoing entities formerly managed or advised by the late Lloyd I. Miller, III, and he also serves as trustee of a number of a number of the foregoing trusts for the benefit of the family of the late Mr. Lloyd I. Miller, III, consequently, he may be deemed the beneficial owner of the shares specified in clauses (i) through (xv) of the preceding sentence.
The Schedule 13D also discloses 1,340,024 shares of common stock with shared voting power. This amount represents the aggregate number of shares beneficially owned by the parties to the voting agreement, including 244,532 shares of common stock of the Company issuable upon exercise of warrants. As of May 19, 2021, 7,539 Warrants remained outstanding.
Item 1.   Election of Directors
The Board of Directors (also referred to herein as the “Board”) has nominated three candidates for election as directors to hold office (subject to the Company’s Bylaws) for a one-year term expiring at the 2022 annual meeting of shareholders and until their successors have been elected and qualified.
The nominees will be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy on the proposal.
If the nominees listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee who may be selected by the Nominating and Corporate Governance Committee of the Board prior to or at the Annual Meeting or, if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.
The biographies of each of the Directors contain applicable information regarding the person’s service as a director, business and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide the Company and the Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities. See “Related Party Transactions” for additional information regarding certain relationships between our directors and the Company and certain voting arrangements with respect to the election of directors.
Nominees for Election as Directors
Jonathan Marcus has been the Chief Executive Officer of Alimco Financial Corporation since March 2019. Prior to March 2019, Mr. Marcus was a managing member and co-founder of Broadbill Partners, L.P., a fund focused on special situations and distressed securities. Prior to Broadbill’s inception in 2011, he was the chief investment officer of Cypress Management, L.P., the predecessor fund to Broadbill, which he founded in 1995 to specialize in investing in distressed securities. Jon’s career also includes extensive investment banking and financial advisory work at Prudential-Bache Securities and Credit Suisse First Boston, with a substantial focus advising financially troubled companies or their creditors. Jon currently serves on the boards of directors of Alimco and Anacomp, Inc.
W. Michael Reickert has been the managing member of Independent Family Office, LLC since 2005. Prior to founding Independent Family Office in 2005, Mr. Reickert was employed by The Ayco Company, LP. From 1986 to 2004 in various positions, including Executive Vice President. Mr. Reickert provides the Board with financial and investment expertise. Mr. Reickert is a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder, and is also trustee of various other trusts.
Tom Simpson has been the Chief Executive Officer of Ignite Northwest since July 2019. Prior to Ignite, Mr. Simpson was self-employed as Principal of Northwest Venture Associates. Previously, he was Co-Founder and Executive Chairman of etailz prior to being acquired by the Company in 2016. Mr. Simpson provides the Board with over 35 years of experience as an investment banker, venture capitalist, angel investor and entrepreneur, including his role as founder of etailz. In addition to his role with Ignite, he is President of the Spokane Angel Alliance, Managing Member of Kick-Start angel investment funds and currently serves on the boards of Medcurity, Reenue, Sportscope and Vaagen Timbers.
The Board of Directors recommends a vote FOR each of Messrs. Marcus, Reickert and Simpson.
Executive Officers
The Company’s executive officers are identified below:
Kunal Chopra has served as the Chief Executive Officer of the Company since April 2020 and Chief Executive Officer of our subsidiary, Kaspien Inc. (f/k/a etailz) since September 2019. Prior to joining etailz, Mr. Chopra was General Manager – Worldwide Learning for Microsoft from April 2018. From August 2016 through April 2018, Mr. Chopra served as General Manager – Amazon Fashion. Prior to joining Amazon, Mr. Chopra served as Chief Operating Officer of Unikrn from March 2015 through August 2016.
Edwin Sapienza has been Chief Financial Officer of the Company since October 2018. Prior to being named Chief Financial Officer, Mr. Sapienza was the Company’s Vice President – Strategy, Secretary and Treasurer since 2012, and has continued in those roles, in addition to serving as Chief Financial Officer. Mr. Sapienza joined the Company in 1993 as a staff accountant.
EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of Common Stock as of May 19, 2021, by each director and named executive officer of the Company and all directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.
Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership	Shares that may be acquired within 60 days of May 18, 2021	Total Shares Beneficially Owned	Percent of Class
Jonathan Marcus	Director	61	2020	3,000	188	3,188	*
W. Michael Reickert	Director	57	2016	6,200(1)	750	6,950	*
Tom Simpson	Director	60	2020	60,000(2)	188(4)	60,188	2.4%
Kunal Chopra(5)	Chief Executive Officer	39	2020	—	10,000	10,000	*
Edwin J. Sapienza	Chief Financial Officer	51	2018	1,500	7,525	9,025	*
All Directors and Executive Officers as a group (5 persons)				70,700	18,651	89,351	3.6%
*	Less than 1% of issued and outstanding Common Stock
(1)	Excludes 713,986 shares held in the Robert J Higgins TWMC Trust of which Mr. Reickert is a Trustee.
(2)
Excludes 25 shares held by the wife of Tom Simpson. Also excludes 9,737 shares held by Kick Start, LLC, 12,593 shares held by Kick Start III, LLC, 8,395 shares held by Kick Start IV, LLC and 23,879 shares held by WIN Partners. Mr. Simpson holds an interest, manages and has voting control of Kick Start, LLC, Kick Start III, LLC Kick Start IV, LLC and WIN Partners.

(4)
Excludes 1,448 and 965 warrants held by Kick Start III, LLC and Kick Start IV, LLC, respectively. Mr. Simpson holds an interest, manages and has voting control of Kick Start III and Kick Start IV, LLC.

(5)	Mr. Chopra joined our subsidiary, Kaspien Inc (fka etailz), on September 3, 2019. He has served as Chief Executive Officer of the Company on April 9, 2020.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of January 30, 2021:
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options, Warrants and Rights)
Equity Compensation Plan Approved by Shareholders	133,356	$20.41	145,419
Equity Compensation Plans and Agreements not Approved by Shareholders	—	—	—

CORPORATE GOVERNANCE
The Board of Directors
Meetings and Attendance
The Board of Directors held 13 meetings during the 2020 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.
It is the policy of the Board that all Directors should be present at Company’s Annual Meeting of Shareholders. All of the Directors then in office and standing for election attended the 2020 Annual Meeting of Shareholders.
Board Leadership Structure
The Board does not have a policy regarding whether the Board has a Chairman or whether the roles of the Chairman, if any, and Chief Executive Officer should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time. The Board does not currently have a Chairman and the Company’s Chief Executive Officer does not currently serve as a director. We believe the Board leadership structure is appropriate for us at this time.
Code of Ethics
The Board of Directors has adopted a Code of Ethics applicable to the Company’s officers, employees, Directors and consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any shareholder who requests it in writing to the Company’s Corporate Secretary, Kaspien Holdings Inc., 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216.
Guidelines for Evaluating Independence of Directors
The Board has determined that all of the directors are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nominating and Corporate Governance Committee as well as the Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent.
The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or any executive officer of the Company or his or her affiliates.
Committees of the Board of Directors
The Audit Committee
The Board has an Audit Committee whose current members are: Jonathan Marcus (Chairman), Mr. Reickert, and Mr. Simpson. The members of the Audit Committee, in the opinion of the Board, are “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. Mr. Marcus is the Chairman of the Audit Committee, and the Board has determined that he is both independent and qualified as an Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission. The Audit Committee held 4 meetings during the 2020 fiscal year. The Audit Committee’s responsibilities consist of the selection, appointment and authorization of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

The Compensation Committee
The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Mike Reickert (Chairman), Jonathan Marcus and Tom Simpson. The Compensation Committee held one meeting during the 2020 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix B to the 2019 Proxy Statement.
The Nominating and Corporate Governance Committee
The Board of Directors has a Nominating and Corporate Governance Committee, consisting solely of independent Directors, whose current members are: Tom Simpson (Chairman), Jonathan Marcus and Mike Reickert. The Nominating and Corporate Governance Committee held one meeting during the 2020 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Appendix C to the 2019 Proxy Statement.
The Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to the Company’s Secretary. See “Submission of Shareholder Proposals” in this Proxy Statement. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered, must be received on a timely basis.
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee.
Board’s Role in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations (including cybersecurity and data protection), as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and operational (including cybersecurity and data protection) risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Hedging of Company Securities
The Company has not adopted any policies or practices regarding hedging of the Company’s equity securities granted as compensation to or held directly or indirectly by Directors, officer or employees.
Communications with the Board of Directors
The Board has established a process for shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Kaspien Holdings Inc.
2818 N. Sullivan Road
Suite 130
Spokane Valley, WA 99216
Compensation of Directors
The following table sets forth information regarding compensation of directors for the fiscal year ended January 30, 2021:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total Compensation ($)
Jeff Hastings	10,957	—	—	—	10,957
Jonathan Marcus	7,500	—	2,100	—	9,600
Robert Marks	13,306	—	—	—	13,306
Michael Nahl	11,740	—	—	—	11,740
W. Michael Reickert	18,457	—	—	—	18,457
Tom Simpson	7,500	—	2,100	—	9,600
Michael B. Solow	18,570	—	—	—	18,570
(1)
Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees. Fees earned for Mr. Solow reflect a prorated annual retainer of $50,000 for his role as Chairman of the Board. Effective March 30, 2020, Mr. Solow, Mr. Nahl, Mr. Hastings and Mr. Marks resigned from the Board. Upon their exit from the Board, each received a prorated payment of deferred income in the form of cash and shares.

(2)
Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to Mr. Marcus and Mr. Simpson in 2020. See Note 11 to the Consolidated Financial Statements in the Company’s 2020 Annual Report on Form 10-K for the assumptions made in determining the value.

(3)	As of January 30, 2021, Mr. Reickert, Mr. Marcus and Mr. Simpson each held options to purchase 750 shares.
Fiscal Year 2020 Compensation. For the 12 month period ending April 30, 2021, the compensation of each of Mr. Marcus, Mr. Reickert and Mr. Simpson consisted of $10,000 payable in cash, grants of 3,000 restricted shares of our common stock and grants of options to purchase 1,250 shares of our common stock. The grants and cash payments were made on May 3, 2021. The stock options have an exercise price equal to the closing trading price on the date of grant, a ten-year term (subject to earlier termination in the event the director is no longer serving on the Board), and they will be vest ratably over four years. The compensation of each of Mr. Reickert, Mr. Solow, Mr. Nahl, Mr. Hastings and Mr. Marks consisted of a retainer of $12,500 per annum ($50,000 in the case of Chairman of the Board), with an additional retainer of $15,000 per annum in the case of the Audit Committee chairperson and $5,000 per annum in the case of each other committee chairperson, each prorated for the portion of the 12 months ending March 30, 2020, plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended during the portion of the period ending March 30, 2020, except that the compensation for telephone conference meetings was $1,000 and $500 for Board and committee telephone conference meetings, respectively.
Additional Compensation. Currently, each director is eligible to participate in the Amended and Restated 2005 Long Term Incentive Plan. During the 2020 fiscal year, options to purchase 750 Company shares were granted to each of Mr. Marcus and Mr. Simpson.

COMPENSATION OVERVIEW
Introduction
This section describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers” or “NEOs”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.
Compensation Objectives and Approach
The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company meeting the financial, operational and strategic objectives that we believe will build value for the Company’s shareholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.
The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s regular meeting of each fiscal year occurring in April, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding fiscal year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, the Chief Executive Officer meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed in the April meeting, based on the planned full-year financial results for the Company and its subsidiaries.
The Compensation Committee reviews and approves each element of compensation for the named executive officers. In establishing the levels and components of compensation for the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance of the Company for the year.
Key elements considered in the Compensation Committee’s performance evaluations include corporate performance, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid or the allocation between cash and non-cash compensation, and reviews long-term financial performance, as well as financial performance for the previous year. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company and other opportunities potentially available to such officer. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with regular meetings of the Board, which provides the Compensation Committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.
Management meets with members of the Compensation Committee to assist the Compensation Committee in making compensation decisions regarding our named executive officers and also to discuss with the Compensation Committee its recommendations for other executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. Specifically, our Chief Executive Officer provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Executive Officer Bonus Plan and The Trans World Entertainment 2005 Long Term Incentive and Share Award Plan (As Amended and Restated on April 5, 2017) (the “2005 Plan”).
Compensation Committee-Assessment of Risk
Each year, the Compensation Committee reviews the Company’s compensation programs to assess risk in the Company’s compensation programs. As part of its consideration, the Compensation Committee considers any potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks would be reasonably likely to have a material adverse effect on the Company. The

Compensation Committee considers all facets of the compensation programs, their underlying assumptions, and the objectives those programs were designed to achieve. Some of the factors the Compensation Committee considers to minimize potential risks are the balance between cash and stock awards, the time frame associated with earning of awards and the performance metrics associated with the incentive awards for each of the Company’s businesses and corporate associates. After that review, the Compensation Committee has determined that the Company’s compensation programs for fiscal 2020 did not incentivize its associates, including senior executives, to take unnecessary and excessive risks that could jeopardize the future of the Company and would be adverse to the best interests of its shareholders.
The Company has sought to structure its overall compensation program to contain an appropriate mix of long-term and short-term incentives that balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interest of the Company’s shareholders. In particular, equity-based awards are structured to vest generally over a number of years, which encourages employees to focus on long-term results. Moreover, both annual incentive bonus and performance-based equity awards are subject to discretionary reduction if determined appropriate by the Compensation Committee. The Company believes that these factors reduce any incentive that employees may have to take inappropriate risks. Accordingly, the Company believes that its compensation policies and practices encourage and incentivize the employees to improve results in a disciplined, focused manner, with a view toward long-term success.
Cash Compensation
The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee and reviewed by such Compensation Committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during the 2020 fiscal year are shown in the “Summary Compensation Table”.
The annual incentive bonus plan, the results of which are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and, for each officer below the Chief Executive Officer level, bases the target in part on the Chief Executive Officer’s recommendations. At the target level of bonus for fiscal year 2020, the Chief Executive Officer would receive 50% of his base salary and the other NEOs would receive 25% of their salary. For the 2020 fiscal year, the performance goal adopted for annual bonuses was based on Kaspien Inc. achieving adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.0 million. Since the Company’s EBITDA achieved the target threshold, Mr. Chopra earned $206,000 under the annual incentive bonus plan. During 2020, as required by his Severance, Retention and Restrictive Covenant Agreements with the Company, Mr. Sapienza received a retention bonus of $66,667.
Share-Based Compensation
The Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our Common Stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, grants of share-based awards to the named executive officers and other key employees in such amounts as the Compensation Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.
Retirement and Other Benefits
The Company’s benefits program includes 401(k) and group insurance plans.

The group insurance program consists of life and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.
Other Compensation
The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. See the Summary Compensation Table for a summary of such benefits.
Deductibility of Compensation Expenses
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for each of its “covered employees” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers). Prior to the amendment of Section 162(m) in December of 2017, the deductibility of some types of compensation for named executive officers (other than the chief financial officer) depended upon whether the named executive officer’s receipt of compensation was deferred until after the executive terminated employment with the Company or on whether such compensation qualified as “performance-based compensation” under Section 162(m). In general, the exceptions for deferred compensation and performance-based compensation were repealed effective for years beginning after December 31, 2017. The Compensation Committee has generally sought to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but it has retained the discretion to approve compensation that is not deductible under Section 162(m). In making future compensation decisions, the Compensation Committee intends to take into account any available grandfather provisions under the amendments to Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the success of the Company. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).
Summary Compensation Table
The following table sets forth information regarding compensation earned by our Chief Executive Officer and Chief Financial Officer and our former Chief Executive Officer and Executive Vice President – Real Estate (our “named executive officers”) for the fiscal year ended January 30, 2021.
Name	Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(7)	Total Compensation ($)
Kunal Chopra(5)	Chief Executive Officer	2020	412,000	100,000	—	103,680	106,000	6,144	727,824
Edwin J. Sapienza	Chief Financial Officer	2020	280,000	66,667	—	72,105	—	—	418,772
		2019	280,000	233,334	—	—	—	—	513,334
Michael Feurer(6)	Former Chief Executive Officer	2020	248,205	—	—	—	—	745,000	993,205
		2019	700,000	—	—	—	—	11,750	711,750
Bruce J. Eisenberg(6)	Former Executive Vice President	2020	105,233	100,000	—	—	—	212,500	417,733
		2019	425,000	—	—	17,115	—	—	442,115
(1)	Salary represents amounts earned during fiscal year ended January 30, 2021.
(2)
For Mr. Chopra, the bonus amount consists of $100,000 guaranteed bonus pursuant to his Offer Letter dated July 5, 2019. For Mr. Sapienza, the bonus amount consists of a $66,667 retention bonus pursuant to his Severance, Retention and Restrictive Covenant Agreement with the Company.

(3)
Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to the named executive officer in fiscal year 2020. See Note 11 to the Consolidated Financial Statements in the Company’s 2020 Annual Report on Form 10-K for the assumptions made in determining the value.

(4)	For Mr. Chopra, amount represents incentive paid in excess of his guaranteed bonus for achieving the bonus target for the year.
(5)	Mr. Chopra joined our subsidiary, Kaspien Inc (fka etailz), on September 3, 2019. He became Chief Executive Officer of the Company on April 9, 2020.
(6)	Mr. Feurer’s employment terminated as of March 30, 2020. Mr. Eisenberg’s employment terminated as of February 28, 2020.

(7)	Includes the following payments made by the Company to the named executive officers:
Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(K) Plans ($)	Severance Payments ($)	Total ($)
Kunal Chopra	2020	1,200	—	4,944	—	6,144
Edwin J. Sapienza	2020	—	—	—	—	—
	2019	—	—	—	—	—
Mike Feurer	2020	—	—	—	745,000	745,000
	2019	11,750	—	—	—	11,750
Bruce Eisenberg	2020	—	—	—	212,500	212,500
	2019	—	—	—	—	—
Outstanding Equity Awards at Fiscal Year-End
The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of January 30, 2021.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Kunal Chopra	9/3/2019	5,000	—	3.51	9/3/2029	—
	7/22/2020	—	20,000	6.38	7/22/2030	—
Edwin J. Sapienza	3/1/2011	400	—	34.60	3/1/2021	—
	5/7/2012	500	—	50.60	5/7/2022	—
	6/21/2013	500	—	97.40	6/21/2023	—
	6/3/2014	375	—	67.20	6/21/2023	—
	4/1/2015	375	—	77.60	4/1/2026	—
	5/6/2016	375	—	76.20	5/6/2026	—
	5/1/2017	1,250	—	37.00	5/1/2027	—
	6/27/2018	1,250	—	19.60	6/27/2028	—
	10/23/2018	2,500	—	20.80	10/23/2028	—
	11/5/2020	—	8,496	10.75	11/5/2030	—
Pension Benefits
The Company maintains a non-qualified Supplemental Executive Retirement Plan (the “SERP”) for certain former executive officers of the Company. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangement. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% upon retirement at age 65 after 20 years of service. The bonus portion of the benefit vests only if the participant is employed until age 65. In addition, the benefits become vested in full upon a change in control of the Company prior to the participant’s termination of employment or a termination of employment due to the participant’s death or disability. A change in control as defined under the SERP has not occurred. Additionally, all benefits under the SERP will be forfeited in the event of any of the following: competitive conduct or solicitation for employment or employment of company employees, in any case during the 5 years following termination or at any time while in receipt of benefits (these restrictions are waived in the event of a change in control); disclosure or use of confidential information; or termination for cause. Payments are made in equal installments over 20 years. Mr. Eisenberg is the only one of our named executive officers who participated in the SERP during fiscal 2020. As of February 28, 2021, no active employees were participants in the SERP. The Company has established a rabbi trust whose purpose is to be a source of funds to pay benefits to participants in the SERP.

Potential Payments Upon Termination or Change of Control
Agreement with Mr. Chopra
On July 5, 2019 we entered into an offer letter with Mr. Chopra. The offer letter provides that if his employment is terminated by the Company without cause or by him for good reason (as those terms are defined in the agreements), Mr. Chopra will be entitled to the following: (i) the continuation of his base salary for a period of six (6) months from the date of termination, (ii) any unpaid portion of his retention bonus, (iii) any unpaid annual bonus that was earned (as determined by the Board in accordance with the applicable annual bonus plan) for the year preceding the year in which termination occurs, and (iv) payment for health insurance coverage for up to six months following termination at the same rate as the Company pays for health insurance coverage for its active employees (with the executive required to pay for any employee-paid portion of such coverage). Payment of these amounts is contingent on the executive signing (and not revoking within any statutory revocation period) a release of claims reasonably acceptable to the Company.
The agreement also includes restrictive covenants under which Mr. Chopra agrees to confidentiality provisions, non-competition that applies for 6 months and non-solicitation covenants that apply for two years after any termination of employment, and certain non-disparagement and cooperation covenants.
Agreement with Mr. Sapienza
On February 26, 2019 we entered into a Severance, Retention and Restrictive Covenant Agreement with Mr. Sapienza. The Severance, Retention and Restrictive Covenant Agreements provided for a retention bonus payable to Mr. Sapienza in the amount of $200,000. One third of his retention bonus was paid to him on each of June 1, 2019, October 1, 2019, and March 1, 2020.
The Severance, Retention and Restrictive Covenant Agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as those terms are defined in the agreements), Mr. Sapienza will be entitled to the following: (i) the continuation of his base salary for a period of six (6) months from the date of termination, (ii) any unpaid portion of his retention bonus, (iii) any unpaid annual bonus that was earned (as determined by the Board in accordance with the applicable annual bonus plan) for the year preceding the year in which termination occurs, and (iv) payment for health insurance coverage for up to six months following termination at the same rate as the Company pays for health insurance coverage for its active employees (with the executive required to pay for any employee-paid portion of such coverage). Payment of these amounts is contingent on the executive signing (and not revoking within any statutory revocation period) a release of claims reasonably acceptable to the Company.
The agreement also includes restrictive covenants under which Mr. Sapienza agrees to confidentiality provisions, non-competition and non-solicitation covenants that apply for six months after any termination of employment, and certain non-disparagement and cooperation covenants.
Equity Award Provisions
Pursuant to the terms of our 2005 Long Term Incentive and Share Award Plan and applicable award agreements, unvested equity awards vest upon death, disability or a change of control of the Company. All outstanding equity awards fully vested upon the sale of substantially all of the assets and certain of the liabilities relating to fye on February 20, 2020.
CEO Pay Ratio
The Dodd–Frank Wall Street Reform and Consumer Protection Act requires companies to disclose the pay ratio of their Chief Executive Officer to their median employee. We identified our median employee taking into account all full-time, part-time, seasonal and temporary employees.
To identify the median employee from the Company’s employee population, we compared the amount of salary and wages paid to employees as reflected in payroll records for the 2020 calendar year as reported to the Internal Revenue Service on Form W-2 who were employed on January 30, 2021, excluding Mr. Chopra. We annualized compensation for employees hired in 2020 and employees who took an unpaid leave of absence during the year, but we did not annualize compensation for part-time or temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The 2020 annual total compensation of our Chief Executive Officer was $727,824, and the 2020 annual total compensation for the median employee was $47,962. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2020 is 15.2 to 1.
RELATED PARTY TRANSACTIONS
Directors Jonathan Marcus, Thomas Simpson, and Michael Reickert are the chief executive officer of Alimco Re Ltd. (“Alimco”), the managing member of Kick-Start III, LLC and Kick-Start IV, LLC (“Kick-Start”), and a trustee of the Robert J. Higgins TWMC Trust (the “Trust”), an affiliate of RJHDC, LLC (“RJHDC” and together with Alimco and Kick-Start, “Related Party Entities”), respectively. The Related Party Entities are parties to the following agreements with the Company entered into on March 30, 2020:
•
Subordinated Loan and Security Agreement, pursuant to which the Related Party Entities made a $5.2 million secured term loan ($2.7 million from Alimco, $0.5 million from Kick-Start, and $2.0 million from RJHDC) to etailz with a scheduled maturity date of May 22, 2023, interest accruing at the rate of twelve percent (12%) per annum and compounded on the last day of each calendar quarter by becoming a part of the principal amount, and secured by a second priority security interest in substantially all of the assets of the Company and etailz;

•
Common Stock Purchase Warrants (“Warrants”), pursuant to which the Company issued warrants to purchase up to 244,532 shares of Common Stock to the Related Party Entities (127,208 shares for Alimco, 23,401 shares for Kick-Start, and 93,923 shares for RJHDC), subject to adjustment in accordance with the terms of the Warrants, at an exercise price of $0.01 per share. As of May 19, 2021, 7,539 Warrants remained outstanding;

•
Contingent Value Rights Agreement (the “CVR Agreement”), pursuant to which the Related Party Entities received contingent value rights (“CVRs”) representing the contractual right to receive cash payments from the Company in an amount equal, in the aggregate, to 19.9% of the proceeds (10.35% for Alimco, 1.90% for Kick-Start, and 7.64% for RJHDC) received by the Company in respect of certain intercompany indebtedness owing to it by our subsidiary, Kaspien Inc (fka etailz) and/or its equity interest in our subsidiary, Kaspien Inc (fka etailz); and

•
Voting Agreement (the “Voting Agreement”), pursuant to which the Related Party Entities, the Trust, Mr. Simpson and their respective related entities agreed to how their respective shares of the Company’s capital stock held by the parties (i) were voted with respect to amending the Articles of Incorporation of the Company to set the size of the Board of Directors of the Company at three directors, (ii) were and will be voted with respect to the designation, election, removal, and replacement of members of the Board and (iii) would have been voted on a Sale of the Company (as defined in the Voting Agreement) with respect to which there was a shareholder vote or some other action to take place during the ninety (90) days immediately following the date of the Voting Agreement. Pursuant to the Voting Agreement, Messrs. Marcus and Simpson were appointed as directors of the Company, and Mr. Reickert, a trustee of the Trust, remained as a director of the Company. Mr. Subin was also granted board observer rights.

The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer of any affiliate of a Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The transaction will then be evaluated by the Audit Committee to determine if the transaction is in the Company’s best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, executive officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the reports filed by such persons during the last fiscal year, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent shareholders were complied with, except for four transactions not reported on a timely basis by Tom Simpson on a Form 4 upon the exercise of Warrants by entities controlled by Mr. Simpson on November 25, 2020, and which were subsequently reported on the Form 5 filed by Mr. Simpson on March 8, 2021, for the 2020 fiscal year.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants the fiscal year ending January 30, 2021, Fruci & Associates II, PLLC (“Fruci”). Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with Fruci the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Fruci the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ other non-audit services to the Company is compatible with the accountants’ independence.
The Audit Committee also discussed with the Company’s internal auditors and with Fruci the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with Fruci, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 30, 2021 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 30, 2021.
Audit Committee of the Board of Directors
Jonathan Marcus (Chairman)
W. Michael Reickert
Tom Simpson
Item 2.  Ratification of Independent Registered Public Accounting Firm
The Audit Committee has appointed Fruci & Associates II, PLLC (“Fruci”) as the independent registered public accounting firm for the Company for the fiscal year ending January 29, 2022. Representatives of Fruci will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.
The appointment of independent accountants by the Audit Committee is ratified annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.
Before appointing Fruci and making its recommendation to the Board that it ratify the appointment of Fruci, the Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving Fruci and any proceedings by the Securities and Exchange Commission against the firm.
Prior to Fruci’s appointment, KPMG LLP acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Set forth below is a description of the fees billed to the Company by Fruci for fiscal year 2020 and KPMG LLP for fiscal years 2020 and 2019.
The shareholders’ ratification of the appointment of Fruci will not impact the Audit Committee’s responsibility pursuant to its charter, to appoint, replace and discharge the independent auditors. In the event the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Audit Committee.
We are not required to submit the appointment of Fruci for ratification by our shareholders. However, we are doing so as a matter of good corporate practice. If the shareholders do not ratify the appointment of Fruci, the Audit Committee may reconsider its decision. In any case, our Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in the Company’s best interest and the best interest of our shareholders.
The affirmative votes of the majority of the Company’s outstanding Common Stock present in person or by proxy is required to ratify the appointment of the independent registered accounting firm. Unless otherwise instructed, the proxy holder will vote the proxies received by him “FOR” the ratification of Fruci as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.
The Board of Directors recommends a vote FOR the ratification of Fruci as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.
Fees Paid to Independent Public Accounting Firms
Audit Fees. Audit fees include fees paid by the Company to Fruci in connection with the annual audit of the Company’s consolidated financial statements and Fruci’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by Fruci that are closely related to the audit and in many cases could only be provided by an independent public accounting firm. Such services include comfort letters related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by Fruci for audit services rendered to the Company and its subsidiaries for fiscal years 2020 totaled $175,000. During fiscal 2019, KPMG, LLC (“KPMG”) provided audit service to the Company. The aggregate fees billed to the Company by KPMG for audit services rendered to the Company and its subsidiaries for fiscal 2019 totaled $1.0 million.
Audit-Related Fees. There were no audit-related fees paid to Fruci in fiscal year 2020. During fiscal year 2019, aggregate fees billed to the Company by KPMG for audit-related services totaled $22,500.
Other Fees. There were no other fees paid to Fruci in fiscal year 2020.
Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. SAXBST LLC was the Company’s primary tax advisor in fiscal year 2020. During 2020, the Company paid KPMG $60,000 for tax advisory fees.
Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent public accounting firm may provide certain non-audit services which do not impair the firm’s independence. In that regard, the Audit Committee must pre-approve all audit services and non-audit services provided to the Company. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.
OTHER MATTERS
Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting.
Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the Notice and any requested proxy materials and Annual Reports. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) will solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.
Financial Statements. The Company’s 2020 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended January 30, 2021, and this Proxy Statement are posted on our website at www.kspn.com and are available from the SEC at its website at www.sec.gov. You may also request a copy by writing to: Kaspien Holdings Inc., Attention: Treasurer, 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS
Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2022 must submit the same in writing so as to be received at the executive offices of the Company on or before February 1, 2022. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Kaspien Holdings Inc., 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216.
For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our Bylaws as described below.
Our Bylaws provide that any shareholder desiring to make a proposal or nominate a director at an annual meeting must provide written notice of such proposal or nomination to the Secretary of the Company not later than April 24, 2022 nor earlier than March 25, 2022; provided, that if the date of the 2022 annual meeting is advanced by more than thirty days from the one year anniversary of this Annual Meeting, notice to be timely must be received not earlier than the 90th day prior to the 2022 annual meeting and not later than the close of business on the later of (1) the 60th day prior to the 2022 annual meeting or (2) the 10th day following the date on which notice of the date of the 2022 annual meeting was mailed or public disclosure thereof was made, whichever first occurs. Any such proposal or nomination must include the information required under our Bylaws with respect to each proposal or nomination and the shareholder making such proposal or nomination. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Edwin J. Sapienza, Secretary, Kaspien Holdings Inc., 2818 N. Sullivan Road, Suite 130, Spokane Valley, WA 99216.
By Order of the Board of Directors,

Edwin J. Sapienza,
Secretary
June 1, 2021

KASPIEN HOLDINGS INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS
1.	FORMATION OF THE AUDIT COMMITTEE
There shall be a committee of the Board of Directors (the “Board”) of Kaspien Holdings Inc., a New York corporation (the “Company”), to be known as the “Audit Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. Compensation paid to a director, directly or indirectly, by the Company, other than compensation for board and committee services, regardless of the amount is prohibited. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management experience, such that they would be considered a “financial expert” under applicable SEC rules. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee will meet annually with management, the director of the internal audit function and the independent accountants in separate executive sessions. In addition, the Committee, will meet with the independent accountants and management quarterly to review the Company’s financials and public filings. The Company shall provide for appropriate funding, as determined by the Committee, for the performance of its duties, including compensation for the Company’s independent auditors and any independent counsel and advisors retained by the Committee.
2.	RESPONSIBILITIES OF THE COMMITTEE
The Committee shall assist the corporate directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders and the investment community, with specific attention to the Company’s accounting function, its SEC and NASDAQ reporting practices, and the quality and integrity of the Company’s system of internal and disclosure controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.
3.	DUTIES OF THE COMMITTEE
In carrying out its responsibilities, the Committee shall:
1.	Review the Charter. Review this charter periodically, at least annually, and update it as conditions dictate.
2.
Select, authorize and oversee auditors. Have the sole authority to review, select and appoint the independent auditors to audit the books of the Company and its divisions or subsidiaries. Approve the compensation of independent auditors, oversee the work of the independent auditors and resolve disagreements between management and the auditors. Among other things, prior to initially engaging an independent audit firm, the Committee shall receive a written statement consistent with the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding independent accountants’ communications with the audit committee concerning independence.

3.
Authorize and oversee independent counsel. Appoint and approve compensation for independent counsel and advisors, including legal, accounting and other experts, as deemed necessary, to obtain clarifications and opinions on the financial statements, litigation and any other matters as considered necessary.

4.
Audit Plan. Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit. Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

5.
Approve non-audit services provided by independent auditors. Approve in advance all non-audit services provided by the independent auditor. Designate at least one member for approval of non-audit services and ratify such approval at the Audit Committee meeting immediately following the approval. Ensure that the Company publicly discloses approval for non-audit services in its periodic reports.

6.
Internal Accounting Controls. Review with the independent auditors and the Company’s financial and accounting management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Discuss guidelines and policies and govern the process by which risk assessment and management are undertaken.

7.
Auditors’ Internal Quality Control. At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, peer review or PCAOB review of the independent auditors, or by any inquiry or by investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues.

8.
Accounting Principles. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with independent auditors, approve such changes.

9.	Related Party Transactions. Review and approve all “related party” transactions with the Company’s directors and officers.
10.
Code of Ethics. Review,approve and oversee the Company’s policy statements on ethical corporate conduct and determine whether the views of the Board are sufficiently detailed in the Company’s formal Code of Ethics.

11.
Communication. Establish open channels of communication such that the Company’s employees can confidentially and anonymously express their concerns over accounting, internal control or auditing matters. Nominate one director who will receive such concerns. Employees may communicate with the Committee without fear of retaliation or liability for any use of the information provided.

12.	Proxy Report. Prepare the Audit Committee report to be included in the Company’s annual proxy statement, as required by the SEC.
13.
Internal Audit Function. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

14.
Operating Results. Review, prior to each Committee meeting but no less than quarterly, a summary of the Company’s financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

15.
Review year-end and quarterly financial statements. Review, prior to release, quarterly unaudited and annual audited financial statements, and MD&A, with management and the Company’s independent auditors. Review of the year-end financial statements shall be accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders. The Committee shall discuss with management, the press releases and earnings guidance provided to analysts and rating agencies although such discussions need not occur prior to the release or guidance.
16.
Review periodic reports. Review and discuss with the management and the independent auditors the SEC filings made by the Company and other published documents containing the Company’s financial statements, with attention to whether the information contained in these documents is consistent with the information contained in the financial statements.

17.
Accounting Accruals. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

18.
Private Consultation with Independent Auditors. Make available the independent auditors for private consultation at all meetings of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company’s financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit. Review all critical accounting policies and practices to be used; discuss with the independent auditors all alternative treatments and disclosures of financial information within accounting principles generally accepted in the United States of America (GAAP), that have been discussed with management, their ramifications and the treatment preferred by the independent auditors; and all other material written communication between the independent auditors and the management. Ensure that independent auditors periodically submit formal written statements (consistent with the applicable requirements of the PCAOB regarding independent accountants’ communications with the audit committee concerning independence) delineating all relationships between the auditor and the Company and discuss any disclosed relationships or services that may impact, or appear to impact, the objectivity and independence of the auditor and recommend that the Board take appropriate action regarding the auditor’s independence. Discuss with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

19.	Hiring employees of the Independent Auditor. Set clear hiring policies for employees or former employees of the independent auditors.
20.
Review of Legal Matters. Meet at least annually with the appropriate officer of the Company and, if applicable or appropriate in the Committee’s judgment, outside counsel, to review compliance with the Company’s Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company’s financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

21.
Income Tax Matters. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

22.	Minutes. Submit minutes of all the meetings of the Committee to the Company’s Board.
23.
Letter from Audit Committee Chairman. Submit once annually, at or about the time of the Company’s Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to the Board a summary of the Committee’s responsibilities and activities.

24.
Qualified Legal Compliance Committee. The Committee shall serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of and in accordance with 17 CFR Part 205. In such capacity, the Committee shall meet only as and when required to discharge its QLCC responsibilities.

In its capacity as the QLCC, the Committee shall:
1.
Establish written procedures for the confidential receipt, retention and consideration of reports to the Committee by the appropriate officer of the Company or the Company’s reporting attorneys that credible evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law or at common law, or a similar material violation of any United States federal or state law by the Company or its subsidiaries or by any officer, director, employee or agent of the Company or its subsidiaries has occurred, is ongoing or is about to occur (each, a “Material Violation”).

2.
Inform the appropriate officer of the Company, the Company’s Chief Executive Officer and the Company’s Chairman of the Board of any evidence of a Material Violation that is reported to the Committee (unless the Committee reasonably believes that it would be futile to report such evidence of Material Violation to such persons).

3.	Determine whether an investigation is necessary regarding any evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorneys.
4.
If the Committee determines an investigation is necessary or appropriate in relation to a report of evidence of a Material Violation: (i) notify the Board; (ii) initiate an investigation, which may be conducted either by the appropriate officer of the Company or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend to the Board, by majority vote, that the Company implement an appropriate response to the evidence of a Material Violation; and (ii) inform the appropriate officer of the Company, the Company’s Chief Executive Officer, the Company’s Chairman of the Board and the Company’s Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

5.
Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorney, including the authority to notify the Securities and Exchange Commission in the event the Company fails in any material respect to implement the appropriate response that the Committee has recommended the Company to take.

* * * * *
September 2020

KASPIEN HOLDINGS INC

VOTE

Using a **black ink** pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Jonathan Marcus   02 - W. Michael Reickert   03 - Tom Simpson

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.   01 ☐ 02 ☐ 03 ☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 5 0 6 6 7 6

03GYAB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KASPIEN HOLDINGS INC

Notice of 2021 Annual Meeting of Shareholders

KASPIEN HOLDINGS INC
2828 N. Sullivan Road, Suite 130
Spokane Valley, WA 99216
Proxy Solicited by Board of Directors for Annual Meeting — June 23, 2021

Jonathan Marcus and Edwin J. Sapienza, or any of them (each, a "Proxy" and together the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of KASPIEN HOLDINGS INC to be held on June 23, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1 and FOR Item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)